BMC Stock Holdings, Inc. Announces Departure of Mike McGaugh and Elimination of COO Role

RALEIGH, N.C., – March 11, 2019 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the leading providers of diversified building products, services and innovative solutions in the U.S. residential construction market, today announced the departure of Mike McGaugh, Chief Operating Officer (“COO”), effective immediately. The Company has eliminated the position of COO to flatten the organizational structure and bring its executive team closer to its field operations.

“Mike has been a valuable member of our leadership team as we have advanced our four strategic pillars,” said Dave Flitman, President & CEO for BMC. “On behalf of the entire Board, I want to thank Mike for his dedication and contributions to BMC. We wish him the best in his future endeavors.”

Mr. Flitman continued, “We recently announced exceptional results for 2018 and remain focused on driving operational excellence, delivering outstanding customer service, building a high-performance culture, and advancing our organic and inorganic growth strategies. We believe that leveraging our existing team of experienced leaders with a flatter organizational structure will enable the Company to be more agile in our decision making and accelerate our ability to execute our strategy.”

About BMC Stock Holdings, Inc.
With $3.7 billion in 2018 net sales, BMC is a leading provider of diversified building products, services and innovative solutions to builders, contractors and professional remodelers in the U.S. residential housing market. Headquartered in Raleigh, North Carolina, the Company’s comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC serves 45 metropolitan areas across 19 states, principally in the South and West regions.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(678) 222-1228